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Exhibit 5.1

July 3, 2014

Hilltop Holdings Inc.
200 Crescent Court, Suite 1330
Dallas, Texas 75201

        RE:    Registration Statement on Form S-4 (333-196367)

Ladies and Gentlemen:

        We have acted as special counsel to Hilltop Holdings Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to shares of common stock, par value $0.01 per share of the Company (the "Shares") to be issued by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of March 31, 2014, by and among the Company, Peruna LLC, a wholly owned subsidiary of the Company and a Delaware limited liability company, and SWS Group, Inc., a Delaware corporation (the "Merger Agreement").

        For the purposes of giving this opinion, we have examined the Registration Statement, the Merger Agreement, and the charter and bylaws of the Company. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

        In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such later documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

        Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Shares are or will be, upon issuance, legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued and paid for upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

        We are members of the Bar of the State of New York and we express no opinion herein as to any law other than the federal laws of the United States and the Maryland General Corporation Law.

        We hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz
Wachtell, Lipton, Rosen & Katz

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  Exhibit 5.1